Exhibit 10.2

AMENDMENT #2
TO THE HOME DEPOT
SUPPLIER BUYING AGREEMENT

This Amendment #2 ("Amendment") is attached to and made a part of the most recent Supplier Buying Agreement (the "SBA") dated as of 2-10-,2014, between HOME DEPOT U.S.A., INC., a Delaware corporation with offices at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339, for itself and its Affiliates (collectively, "Home Depot") and ECO BUILDING PRODUCTS, INC., a Colorado corporation with offices at 909 West Vista Way, Vista, California 92083 ("Supplier").

RECITALS

WHEREAS, Home Depot and Supplier have entered into the SBA for the sale and purchase of merchandise; and,

WHEREAS, pursuant to that certain Amendment #1 to the Home Depot Supplier Buying Agreement dated November 21, 2012, Home Depot and Supplier entered into an arrangement whereby Supplier will exclusively sell to Home Depot, within defined retail channels, certain types of merchandise as described herein; and,

WHEREAS, Home Depot and Supplier desire to further supplement the SBA with the additional terms set forth in this Agreement; and,

WHEREAS, Home Depot and Supplier wish to clarify and modify certain provisions of the SBA to facilitate operating thereunder;

NOW THEREFORE, for and in consideration of the mutual agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The SBA shall be modified to include the following provisions:

1.     Pilot Program. Supplier and Home Depot have agreed to expand the pilot test (the "Pilot") to sell Supplier's products in one hundred four (104) Home Depot retail stores located in the Northeast United States. The agreed-upon stores are set forth on Exhibit A, attached hereto and incorporated herein (the "Pilot Stores"). The objective of the Pilot is to evaluate the sales performance of the products in order to determine whether Home Depot and Supplier should enter into an agreement to expand the Pilot to additional stores.

2.     Exclusivity. In consideration of Home Depot's marketing efforts during the term of the Pilot, Home Depot will have the exclusive right, in the United States and its territories and possessions, to sell Supplier's products in all retail channels of distribution ("Channels of Distribution"). This means that for so long as Home Depot issues purchase orders for Supplier's products, Supplier will not sell, distribute, market or rebrand such products, or allow any third party to sell, distribute, market or rebrand such products in or to entities within the Channels of Distribution without prior consent of Home Depot. Both parties agree that exclusivity described herein extends to sales via the internet.

3.     Termination. The term of this Amendment will commence on the Effective Date hereof and shall continue until terminated by either party, Notwithstanding the foregoing, Home Depot may terminate this Amendment at any time during the term by the giving of not less than ten (10) days' prior notice to Supplier.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the SBA.

Except as specifically provided in this Amendment, the SBA is not changed in any way and remains in full force and effect in accordance with its terms and conditions. In the event of any conflict, inconsistency or incongruity between any provisions of this Amendment and the provisions of the SBA (even if signed subsequent to this Amendment), this Amendment shall govern and control in all respects.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives, as of the day and year first above written.

HOME DEPOT U.S.A. INC.		ECO BUILDING PRODCUTS, INC.

By:	/s/ Martin Gallagher	By:	/s/ Stephen Conboy
Print Name:	Martin Gallagher	Print Name:	Stephen Conboy
Title:	VP Merchandising	Title:	Pres/CEO

EXHIBIT A

Pilot Stores

All stores in the following markets:

Market 15 New Jersey
Market 20 — Long Island
Market 116 — Metro NY